EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Travelzoo Inc.:
We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-121076 and No. 333-119700) and on Form S-8 (No. 333-116093, No. 333-173175, and 333-182934) of Travelzoo Inc. and subsidiaries (Travelzoo Inc.) of our report dated February 8, 2013, with respect to the consolidated balance sheets of Travelzoo Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears herein.

/s/ KPMG LLP
Santa Clara, California
February 8, 2013